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                                                                     Exhibit 3.1
                        ANNALY MORTGAGE MANAGEMENT, INC.

                              ARTICLES OF AMENDMENT


         Annaly Mortgage Management, Inc., a corporation organized and existing under the laws of the State of Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The charter of the Corporation, is hereby amended by deleting
ARTICLE VI(A) in its entirety and adding a new ARTICLE VI(A) to read as follows:

                                   "ARTICLE VI

                   A. The total number of shares of stock of all classes which the Corporation has authority to issue is five hundred million (500,000,000) shares of capital stock, par value one cent ($0.01) per share, amounting in the aggregate par value to five million dollars ($5,000,000). All of such shares are initially classified as "Common Stock." Our Board may classify and reclassify any unissued shares of Common Stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock."

         SECOND: The amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

         THIRD: Immediately prior to the amendment to the charter, the Corporation had the authority to issue one hundred million (100,000,000) shares of capital stock, par value one cent ($0.01) per share, amounting in the aggregate par value to one million dollars ($1,000,000), all of which shares were classified as Common Stock. Following the amendment to the charter, the Corporation will have the authority to issue five hundred million (500,000,000) shares of capital stock, par value one cent ($0.01) per share, amounting in the aggregate par value to five million dollars ($5,000,000), all of which shares will be initially classified as Common Stock.

         FOURTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Corporation's shares of capital stock were not changed by the amendment to the charter.

         FIFTH: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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         IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its President and attested to by its Secretary on this 17 day of May, 2002.

ATTEST:

/s/ Jennifer A. Stephens               By: /s/ Michael A.J. Farrell   (SEAL)
---------------------------------          ---------------------------------
Jennifer A. Stephens                       Michael A.J. Farrell
Secretary                                  President